CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 23, 2015, relating to the financial statements and financial highlights, which appear in the May 31, 2015 Annual Reports to Shareholders of Columbia Adaptive Risk Allocation Fund, Columbia Diversified Absolute Return Fund, Columbia Dividend Income Fund, and Columbia High Yield Municipal Fund (four of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

September 25, 2015